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                                                                    EXHIBIT 23.1


            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of shares of common stock of Arbor Realty Trust, Inc. issued pursuant to the Arbor Realty Trust, Inc. 2003 Omnibus Stock Incentive Plan, as amended and restated, of our report dated February 28, 2005, except for Note 16, as to which the date is March 29, 2005, with respect to the consolidated financial statements and schedule of Arbor Realty Trust, Inc. included in this annual report (Form 10-K) for the year ended December 31, 2004.


/s/ Ernst & Young LLP


New York, New York
March 29, 2005